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                                  SCHEDULE 14C
                                 (Rule 14c-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                                  SCHEDULE 14C

        Information Statement Pursuant to Section 14(c) of the Securities
                              Exchange Act of 1934

                           Check the appropriate box:

[X]  Preliminary information statement        [ ]  Confidential, for use of the
                                                   Commission Only (as permitted
                                                   by Rule 14c-5(d)(2))

                      [ ] Definitive information statement

                          PONTE NOSSA ACQUISITION CORP.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

               Payment of filing fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transactions applies:

         (3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount Previously Paid:

         (2) Form, Schedule or Registration Statement No.:

         (3) Filing Party:

         (4) Date Filed:



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                       PONTE NOSSA ACQUISITION CORP.
                         18271 MCDURMOTT WEST, SUITE A-1
                            IRVINE, CALIFORNIA 92614

                          ____________________________

                              INFORMATION STATEMENT
                          ____________________________

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY

INTRODUCTION

         This Information Statement is being mailed or otherwise furnished to stockholders of Ponte Nossa Acquisition Corp., a Delaware corporation ("Ponte Nossa" or the "Company"), in connection with the approval, by written consent of the holder of a majority of the Company's Common Stock, of a proposal to approve an amendment to the Certificate of Incorporation of the Company to increase the authorized Common Stock of the Company to 50,000,000 shares.

         This Information Statement is being first sent to stockholders on or about December __, 2002. The Company anticipates that the Amendment will become effective on or about December __, 2002.

VOTE REQUIRED

         The vote which was required to approve the proposal was the affirmative vote of the holders of a majority of the Company's voting Common Stock. Each holder of Common Stock is entitled to one vote for each share held.

         The record date for purposes of determining the number of outstanding shares of Common Stock of the Company, and for determining stockholders entitled to vote, is the close of business on December 2, 2002 . As of the record date, the Company had 13,535,000 shares of Common Stock outstanding. Holders of the shares have no preemptive rights.

GENERAL

         On November 22, 2002, the Board of Directors approved, subject to stockholder approval, an Amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue from twenty million (20,000,000) shares to fifty million (50,000,000) shares. At present, the Certificate of Incorporation provides that the total number of shares the Company has authority to issue is twenty million (20,000,000) shares of Common Stock and ten million (10,000,000) shares of Preferred Stock. The authorized Preferred Stock is unaffected by the proposed amendment. There are no outstanding shares of Preferred Stock.



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         Following approval by the Board of Directors, the proposal was approved by the written consent of the holder of a majority of the Company's outstanding common stock.

         The proposed change will be accomplished by amending the second sentence of ARTICLE IV of the Company's Certificate of Incorporation to read as follows:

                  The total number of shares of Common Stock this Corporation is authorized to issue is 50,000,000, and each such share shall have a par value of $.001, and the total number of shares of Preferred Stock this corporation is authorized to issue is 10,000,000, and each such share shall have a par value of $.001.

         The Amendment will become effective upon filing the Amendment to the Company's Certificate of Incorporation with the Delaware Secretary of State, anticipated to be approximately twenty-one days after this Information Statement has been distributed to the Company's stockholders.

         The Board of Directors of the Company believes that the Amendment is advisable and in the best interests of the Company and its stockholders in order to complete its contemplated merger transaction with VisiJet, Inc., as described below, and to attract and obtain additional sources of capital in the future pursuant to additional equity financing transactions.

ACTION BY WRITTEN CONSENT

         Under Section 228 of the Delaware General Corporation Law, any action which may be taken at any meeting of the stockholders may also be taken without a meeting and without prior notice and without a vote, so long as a consent is signed by the holders of the number of outstanding shares that would be necessary to authorize such action at a shareholders' meeting at which all shares entitled to vote were present and voted (here, a majority of the outstanding shares of Common Stock of the Company).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company as of December 2, 2002, by (i) each person known by the Company to beneficially own 5% or more of the outstanding Common Stock of the Company; (ii) each of the Company's directors; and (iii) all directors of the Company as a group.



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Name And Address                  Number Of Shares            Percentage Of
Of Beneficial Owner             Beneficially Owned (1)    Outstanding Shares (1)
-------------------             ----------------------    ----------------------

Financial Entrepreneurs
  Incorporated                        10,668,004                 78.81%

Thomas F. DiMele                         -0-                      -0-

Laurence Schreiber                       -0-                      -0-

All Directors and Named
Executive Officers of the
Company as a Group (2 persons)           -0-                      -0-

----------
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

REASONS FOR THE PROPOSED INCREASE IN CAPITAL; INTEREST OF PRINCIPAL SHAREHOLDER AND DIRECTORS IN THE PROPOSED INCREASE

         The Board of Directors approved the increase in the authorized shares because of a series of transactions which may, in the aggregate, require the issuance of shares of Common Stock in excess of the amount currently available to be issued.

         In November of 2001 the Company entered into an Agreement and Plan of Merger with VisiJet, Inc. (subsequently amended and restated in November of 2002), which contemplates the issuance of up to 12,128,481 shares of the Company's Common Stock in a merger with VisiJet, Inc. In connection with the proposed transaction, the Company's principal shareholder, Financial Entrepreneurs Incorporated, or FEI, has committed to cancel 7,957,000 shares of the Common Stock owned by it. However, in consideration of such cancellation the Company has agreed to issue to FEI, immediately following the merger transaction, a five year warrant to purchase up to 1,500,000 shares, at an exercise price of $5.00 per share (increasing by $.50 per year). Also, the Company plans to issue approximately 378,997 shares of Common Stock to FEI upon conversion of approximately $378,997 in principal and interest owed to FEI by VisiJet, Inc., represented by a promissory note dated April 3, 2002. The Company has also agreed, following the merger, to issue a five year warrant to purchase 25,000 shares to Thomas F. DiMele, its President and a member of its Board of Directors, at an exercise price of $3.00 per share, and a five year warrant to purchase 25,000 shares to Laurence Schreiber, its Chief Executive Officer, Secretary and Acting Chief Financial Officer, and a member of its Board of Directors, at an exercise price of $3.00 per share.

         It is also contemplated that immediately following the merger the Company will issue approximately 320,000 shares to certain current officers of VisiJet, Inc. in cancellation of unpaid salary, and will set aside options to purchase up to 1,000,000 shares of its Common Stock for grant to officers and directors of the surviving corporation. The Company will also issue 236,000 shares to an individual for services rendered as a finder in connection with securing certain financing associated with the proposed merger. The Company will also assume certain warrants issued by VisiJet, Inc.


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         The Board of Directors believes that it is in the Company's best interests to increase the number of authorized shares of Common Stock in order to provide the Company with the flexibility to issue Common Stock without further action by the Company's shareholders (unless required by law or regulation), in order to allow the Company to consummate the merger transaction, to have sufficient authorized shares to satisfy the obligations described above, and for such other corporate purposes as the Board may deem advisable. These purposes may include, among other things, the sale of shares to obtain additional capital funds, the purchase of property, the use of additional shares for various equity compensation and other employee benefit plans of the Company or of acquired companies, the acquisition of other companies, and other bona fide purposes. Other than as described above, the Company has no present arrangements, agreements or understandings for the use of the additional shares proposed to be authorized. However, the Company is currently seeking equity financing to provide additional funding for operations and regularly explores potential acquisitions and business combinations that might involve the issuance of additional equity.

         The additional shares of Common Stock for which authorization is sought would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the currently outstanding shares of Common Stock. Current shareholders do not have preemptive rights under the Company's Certificate of Incorporation, and will not have such rights with respect to these additional authorized shares of Common Stock. If the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share, voting power and shareholdings of current shareholders.

         The proposed amendment to increase the number of authorized shares of Common Stock could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. For example, in the event of a hostile attempt to take over control of the Company, it may be possible for the Company to hinder the attempt by issuing shares of Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential costs to acquire control of the Company. The amendment therefore may have the effect of discouraging unsolicited takeover attempts, potentially limiting the opportunity for our shareholders to dispose of their shares at a higher price than may otherwise be available. The proposed amendment could have the effect of permitting our current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of our business. This proposal to increase the authorized Common Stock has been prompted by business and financial considerations, and the Board of Directors is not aware of any attempt to take control of the Company. The Board of Directors has not approved this amendment with the intent that it be utilized as a type of anti-takeover device.

        The Board of Directors believes that the amendment of the Certificate of Incorporation to increase the number of authorized shares of Common Stock is in the best interests of the Company and its shareholders.



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ADDITIONAL INFORMATION

        Additional information concerning Ponte Nossa, including its annual and quarterly reports filed with the Securities and Exchange Commission, may be accessed through the Securities and Exchange Commission's EDGAR archives at www.sec.gov.

Dated: December __, 2002

                                By Order of the Board of Directors

                                By: Laurence Schreiber, Chief Executive Officer